UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1 to Form 8-K
FORM 8-K/A
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) August 13, 2007

ABLE ENERGY, INC.
(Exact name of Registrant as Specified in its Charter)

Delaware	001-15035	22-3520840
(States or Other Jurisdiction of Incorporation)	(Commission file Number)	(IRS Employer Identification No.)

198 Green Pond Road, Rockaway, NJ 07866
(Address of Principal Executive Offices) (Zip Code)

Registrants' telephone number, including area code (973) 625-1012

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-2 under the Exchange Act (17 CFR 240.14a-2)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.01	Changes in Registrant's Certifying Account.

(i)  On August 13, 2007, Able Energy, Inc. (the “Company”) dismissed Marcum & Kliegman LLP (“Marcum & Kliegman”) as its independent registered public accounting firm.

(ii)  The report of Marcum & Kliegman on the Company’s financial statements for the fiscal year ended June 30, 2006 (“FY 2006”) was modified as to uncertainty regarding (1) the Company’s ability to continue as a going concern as a result of, among other factors, a working capital deficiency as of June 30, 2006 and possible failure to meet its short- and long-term liquidity needs, and (2) the possible impact on the Company’s financial statements as a result of a pending investigation by the Securities and Exchange Commission (the “SEC”) of possible federal securities law violations with respect to the offer, purchase and sale of the Company’s securities and the Company’s disclosures or failures to disclose material information.

(iii)  The Company’s Audit Committee unanimously recommended and approved the decision to change independent registered public accounting firms.

(iv)  In connection with the audit of the Company’s financial statements for FY 2006, and through August 13, 2007, there have been no disagreements with Marcum & Kliegman on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Marcum & Kliegman, would have caused it to make reference to the subject matter of such disagreements in connection with its audit report. There were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K except that Marcum & Kliegman advised the Company of certain material weaknesses in the Company’s internal controls necessary for the Company to develop reliable financial statements. Marcum & Kliegman has provided a report only on FY 2006 as their engagement commenced on January 9, 2006.

(v)  The Company has given permission to Marcum & Kliegman to respond fully to the inquiries of the successor auditor, including those concerning the subject matter of this reportable event.

(vi)  The Company had requested that Marcum & Kliegman furnish the Company with a letter addressed to the SEC (the “Auditor’s Letter”) stating whether it agreed with the Company’s statements included under Item 4.01 of the Company’s Form 8-K filed on August 13, 2007 (the “Form 8-K”). In accordance with SEC requirements, the Company has attached the Auditor’s Letter as Exhibit 16.1 under Item 9.01 of this Form 8-K/A (the “Amended 8-K”).

Item 8.01	Other Events.

Following receipt of the Auditor’s Letter, the SEC issued a comment letter to the Company dated August 31, 2007 (the “Comment Letter”), which, in part, also supplements a SEC comment letter issued on August 16, 2007. The Company intends to file a comment response letter with the SEC (the “Response Letter”) shortly and believes its responses, in addition to this filling, address the issues set forth in the Comment Letter. Since some of the issues raised by the SEC in the Comment Letter are based on certain statements made by Marcum & Kliegman which the Company believes have no basis in fact, the Company feels it necessary in this instance to disclose such portion of the Response Letter as set forth below so that the Company’s shareholders and the public may understand the Company’s formal position in advance of the publication of the Comment Letter.

SEC Comment No. 5 in the Comment Letter:
Marcum & Kliegman’s August 29, 2007 letter also states that they believe there were two reportable events and describes those events which they considered reportable in accordance with Item 304(a)(1)(iv) of Regulation S-K. We note that your August 13, 2007 Form 8-K did not disclose any reportable events. In light of the information provided by Marcum & Kliegman, please tell us if you continue to believe there were no reportable events; alternatively revise your disclosure to include a description meeting the requirements of Item 304(a)(1)(iv) of Regulation S-K.

Company Response:
“The Company believes that there is only one “reportable event” that occurred during its engagement of Marcum & Kliegman. That reportable event was that Marcum & Kliegman advised the Company of material weaknesses in the Company’s internal controls over financial reporting. The Company added disclosure in the Amended 8-K to reflect this reportable event. This reportable event occurred in conjunction with Marcum & Kliegman’s audit of the consolidated financial statements for the year ended June 30, 2006 and not, as stated in the Auditor’s Letter, in conjunction with Marcum & Kliegman’s “subsequent reviews of the Company’s condensed consolidated financial statements for the quarterly periods ended September 30, 2006 and December 31, 2006.” In June 2007, when Marcum & Kliegman began its review of the Company quarterly financial statements for the periods ended September 30, 2006 and December 31, 2006, the Company had already disclosed the material weakness in its internal controls over financial reporting in the Company’s annual report on Form 10-K for the year ended June 30, 2006 (filed on April 12, 2007). Further, no such advice of these material weaknesses over internal controls was discussed, in writing or orally, with the Company by representatives of Marcum & Kliegman during the review of such quarterly financial statements.

The Company notes that Marcum & Kliegman incorrectly characterized the restatement of the Company’s financial statements for the year ended June 30, 2005 as being the result of the reportable event. As disclosed by the Company in its Current Report on Form 8-K filed on December 26, 2006 (which Marcum & Kliegman reviewed and approved prior to its filing), the financial restatement appeared in a draft audit report from the Company’s prior auditors, Simontacchi & Company, LLP. It was subsequent to the receipt of the draft audit report that the Company reevaluated its disclosure controls and procedures and identified the various material weaknesses which existed at the time of the filing of the original 2005 Annual Report (which weaknesses included “(1) insufficient accounting expertise to apply accounting principles generally accepted in the United States and (2) inadequate segregation of duties, including insufficient supervision and review of accounting staff work”).

The Company unequivocally asserts that the other “reportable event” claimed by Marcum & Kliegman regarding an event described in Item 304(a)(1)(v)(A) did not occur. At no time prior to the date of the Auditor’s Letter (which was dated 11 days after the auditor’s termination) did Marcum & Kliegman ever advise the Company, in writing or orally, that information had come to Marcum & Kliegman’s attention that had led it to no longer be able to rely on management’s representations, or made it unwilling to be associated with the financial statements prepared by management. Prior to the Auditor’s Letter, Marcum & Kliegman never questioned the integrity of the Company’s Chief Executive Officer.

The Company has provided Marcum & Kliegman with full access to Kramer Levin Naftalis & Frankel LLP, the law firm representing the Company with respect to the SEC formal investigation and Marcum & Kliegman even stated in its audit report, dated April 4, 2007, and in note 24 to audited financials, that “The Company has produced and continues to produce responsive documents and intends to continue cooperating with the SEC in its investigation.”

Further, Marcum & Kliegman never discussed with the Company, its audit committee or with management of the Company any concerns of the nature of Mr. Frost’s communications at any time. For example, no such concerns were mentioned or discussed by Marcum & Kliegman at the SAS 100 meetings on July 23, 2007 and July 31, 2007 held in regard to the Company’s Quarterly Reports for the periods ended September 30, 2006 and December 31, 2006, respectively. Moreover, neither the Company nor the Audit Committee received any oral communication or written correspondence (including emails) regarding such concerns. Further, the Company notes that on Sunday, August 26, 2007, Mr. Alan Richards (Chairman of the Company’s Audit Committee) and Mr. Frank Nocito (our Vice President of Business Development and, through a family trust, our largest shareholder), at the request of Mr. Stephen Feldman of Marcum & Kliegman, attended a meeting with Mr. Feldman and another partner of Marcum & Kliegman, Jeffrey Weiner. At the meeting, Messrs. Nocito and Richards demanded that the two principals from Marcum & Kliegman provide the basis for the statements regarding Mr. Frost’s integrity and conduct as alleged in the Audit Letter. Both Marcum & Kliegman partners stated that they had “no documents” and “no proof” to make these statements but only a “gut instinct.” Both Messrs. Richards and Nocito have provided the Company with sworn affidavits in support of these statements.

The Company also notes another inaccurate statement in the Auditor’s Letter regarding paragraph (i). Marcum & Kliegman wrote in the Auditor’s Letter that “for more than a month prior to the date of termination, Marcum & Kliegman had numerous conversations with management of the Company and the Chairman of the Audit Committee regarding whether or not we would continue as the independent registered accountant for the Company.” The Company notes that no such conversations ever occurred nor did the Company receive any correspondence from Marcum & Kliegman to such effect. In fact, the Chairman of the Audit Committee, Mr. Richards, was told by Marcum & Kliegman during this period that Marcum & Kliegman wished to remain as the Company’s accountants since Marcum & Kliegman were advised that the Company was considering retaining the services of the accountants that were performing the audit review for All American Plazas, Inc., for the year ended June 30, 2007.

Additionally, on August 9, 2007, the Company received three invoices (each dated July 15, 2007) from Marcum & Kliegman for a total of $180,000. On that date, Mr. Frost sent an Email to Mr. Stephen Feldman and Mr. Paul Sherman at Marcum & Kliegman to obtain further explanation of the billing because the invoices were not consistent with the engagement letters executed on April 1, 2007 and July 12, 2007 by the Company and Marcum Kliegman. Mr. Frost, in his Email of August 9, 2007, also requested more detail of the services provided because the invoice description of services were one line (e.g., “Billing on account for review of 10QSBs for 9/30/06, 12/31/06 and 3/31/07”). The next day at the SAS 100 meeting in regard to the Quarterly Report for the quarter ended March 31, 2007, which was held with the members of the Company’s Audit Committee (Mr. Alan Richards, Ms. Solange Charas and Mr. Edward Miller), Messrs. Feldman and Steven Kriete of Marcum & Kliegman presented a series of demands in order for Marcum & Kliegman to continue as auditors for the Company. These demands were (i) the payment of the invoices delivered on August 9, 2007 (none of which was overdue), (ii) a binding commitment from the Company to engage Marcum & Kliegman as the Company’s independent auditors for the year ended June 30, 2007, (iii) the hiring of a permanent CFO and (iv) the immediate resignation of Mr. Frost as Chief Executive Officer. At this SAS 100 meeting, the representatives of Marcum & Kliegman did not discuss or mention any concerns of the nature of Mr. Frost’s communications regarding the SEC investigation or the acquisition of All American Plazas nor any other concerns regarding Mr. Frost’s integrity in regard to the demand for Mr. Frost’s resignation or otherwise. It should also be noted that Marcum & Kliegman, when presenting its list of demands to the Company, specifically “consented” to Mr. Frost remaining as Chairman of the Board of the Company, which is a view the Company believes is inconsistent with Marcum & Kliegman’s alleged concerns in the Auditor’s Letter regarding Mr. Frost’s integrity.”

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description

16.1	Letter from Marcum & Kliegman LLP Dated August 24, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized on this 19th day of September 2007.

ABLE ENERGY, INC.

By:	/s/ Gregory D. Frost
Gregory D. Frost
Chief Executive Officer

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